Exhibit 21

As of the date of this Form 10 registration statement, the Company has two wholly owned subsidiaries. The first is Turnbull Oil, Inc., a Kansas corporation (“Turnbull”) incorporated on January 2, 1976. Turnbull has one wholly owned subsidiary, Basinger, Inc., a Kansas corporation incorporated on July 25, 1997.

The second wholly owned subsidiary is United Oil & Gas, Inc. (“United”), a North Dakota corporation formed in 2003.

The Company does not own equity interests in any other entity.